FOR IMMEDIATE RELEASE                       CONTACT: FINANCIAL - LAUREN S. BABUS
                                                               (201) 307-2100
                                                               MEDIA - JOE RUSSO
                                                               (201) 307-2486


                  HERTZ REPORTS RECORD SECOND QUARTER EARNINGS
                           OF $75.1 MILLION, UP 39.2%

PARK RIDGE, NJ, JULY 14, 1998 -- The Hertz Corporation (NYSE:HRZ), the world's largest car rental company and a leading industrial and construction equipment rental business, reported record earnings of $75.1 million for the second quarter of 1998, up 39.2 percent from the $53.9 million reported for the same period last year. Earnings per share on a diluted basis were 69 cents per share for second quarter 1998, up from 50 cents in the second quarter of the prior year.
         Net income for the first half of 1998 was $110.5 million, up 50 percent from $73.6 million earned in the same period 1997.

         Hertz also achieved record second quarter revenues of $1.048 billion, up 7.4 percent or $72 million from the $976 million reported for the same period 1997. Before the impact of changes in foreign exchange rates, the revenue increase would have been $85 million or 8.8 percent growth over the prior year.

         Revenues for the first half were up 5.0% from $1.855 billion in 1997 to $1.947 billion in 1998. Before the impact of changes in foreign exchange rates, the increase would have been 6.6 percent or $122 million over the prior year.

         Domestic car rental operations reported revenues for the quarter up 6.2 percent to $676.4 million versus $636.9 million in the same quarter last year.




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
HERTZ SECOND QUARTER EARNINGS - PAGE 2

         International car rental and leasing reported a 1.3 percent increase in revenues for the second quarter from $227.6 million in 1997 to $230.5 million in 1998. Before the impact of changes in foreign exchange rates and adjusted for the franchising of previously owned locations, revenue for the quarter would have been 11.7 percent higher than 1997.

         Hertz's worldwide industrial and construction equipment rental operations generated revenues of $134.3 million for the second quarter, 1998, up
27.9 percent from the $105.0 million in the second quarter last year.

         Headquartered in Park Ridge, New Jersey, Hertz operates from over 5,500 locations throughout the U.S. and in approximately 140 foreign countries.


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
                              THE HERTZ CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                            (In Thousands of Dollars)
                                    Unaudited

                                                               Three Months                      As % of
                                                              Ended June 30,                 Total Revenue
                                                     -------------------------------       ------------------------
                                                         1998               1997             1998            1997
                                                     ------------       ------------       --------        --------
Revenue                                              $  1,048,357       $    976,316          100.0%          100.0%
                                                     ------------       ------------       --------        --------
Expenses:
    Direct operating                                      465,314            452,759           44.4%           46.4%
    Depreciation of revenue
        earning equipment                                 266,835            245,292           25.5%           25.1%
    Selling, general and
        administrative                                    115,533            106,876           11.0%           11.0%
    Interest - net                                         73,384             78,284            7.0%            8.0%
                                                     ------------       ------------       --------        --------
       Total expenses                                     921,066            883,211           87.9%           90.5%
                                                     ------------       ------------       --------        --------
Income before income taxes                                127,291             93,105           12.1%            9.5%
Income taxes                                               52,234             39,204            5.0%            4.0%
                                                     ------------       ------------       --------        --------
Net income                                           $     75,057       $     53,901            7.1%            5.5%
                                                     ============       ============       ========        ========

Earnings per share
    Basic                                            $       0.69        $      0.50
    Diluted                                          $       0.69        $      0.50

Weighted average number of shares outstanding:
    Basic                                             108,119,099        108,267,000
    Diluted                                           108,655,488        108,615,520


                               BALANCE SHEET DATA
                            (In Thousands of Dollars)
                                    Unaudited

                                                              June 30,
                                                    ------------------------------
                                                      1998                1997
                                                    ----------          ----------
Revenue earning equipment:
    Cars                                            $5,302,612          $4,988,726
    Other equipment                                    992,198             833,760
Total assets                                         8,740,742           8,200,147
Total debt                                           5,699,928           5,535,861
Stockholders' equity                                 1,226,906           1,032,976


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